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April 04, 2008

QPC Lasers, Inc.
15632 Roxford Street
Sylmar, California 91342

Re: Registration Statement on Form SB-2 for QPC Lasers, Inc.

Ladies & Gentlemen:

At your request, we have examined the Post Effective Amendment No. 1 on Form S-1/A to the Registration Statement on Form SB-2 (the “Registration Statement”) filed by QPC Lasers, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange “Commission”), relating to the registration under the Securities Act of 1933, as amended, of up to 17,355,379 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), issued or issuable to certain selling securities holders identified in the Registration Statement, upon the conversion of secured debentures issued and sold by the Company in April and May of 2007 (“Secured Debentures”). The Shares are to be sold by the selling securities holders from time to time after the effective date of the Registration Statement.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the issuance and sale of the Secured Debentures, and the authorization of the issuance of the Shares upon the conversion of the Secured Debentures. We have also examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

April 04, 2008
Page Two

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” contained in the prospectus included therein. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely,

Morrison & Foerster LLP